Exhibit 10.1

CERTAIN INFORMATION IDENTIFIED IN THIS DOCUMENT, MARKED BY BRACKETS AND ASTERISKS (“[***]”), HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

EXECUTION VERSION

EXCLUSIVE SUBLICENSE AGREEMENT

BY AND BETWEEN

CLS Therapeutics Ltd

AND

Xenetic Biosciences, Inc.

EXCLUSIVE SUBLICENSE AGREEMENT

This Exclusive Sublicense Agreement, made this 26th day of April, 2022 (the “Effective Date”), is by and between CLS Therapeutics LTD, a company organized under the laws of Guernsey with principal offices located at of PO Box 175, Frances House, Sir William Place, St Peter Port, Guernsey, GY1 4HQ, UK (“CLS”) and Xenetic Biosciences, Inc., a Nevada corporation, with offices located at 40 Speen St. Ste 102, Framingham, MA 01701 (“XBIO”). Each of XBIO and CLS may be referred to, individually, as a “Party”, and, collectively, as the “Parties”.

RECITALS

WHEREAS, CLS owns or controls certain patent rights and know-how related to the use of Deoxyribonuclease enzyme for treatment of cancer;

WHEREAS, XBIO is interested in obtaining an exclusive sublicense under such patent rights and to such know-how to develop and commercialize pharmaceutical products and methods incorporating Deoxyribonuclease enzyme, and CLS is willing to grant XBIO such a sublicense, in each case on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, CLS and XBIO, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, each of the following capitalized terms, whether used in the singular or plural, shall have the meaning set forth in this Article I.

1.1.           “Affiliate” of an entity means any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such entity. For the purposes of this definition, “control” refers to any of the following: (i) direct or indirect ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest with the power to direct management in the case of any other type of legal entity; (ii) status as a general partner in any partnership; or (iii) any other arrangement where a person or entity possesses, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.

1.2.           “Agreement” means this Exclusive Sublicense Agreement, including any and all exhibits, schedules, appendices and other addenda to it and as it may be amended from time to time in accordance with the provisions of this document.

1.3.           “Business Day” means Monday through Friday, except the legal public holidays specified in 5 U.S.C. 6103, any day declared to be a holiday by federal statute or executive order, or any day with respect to which the U.S. Office of Personnel Management has announced that Federal agencies in the Washington, DC, area are closed.

1.4.           “Calendar Day” means the period of elapsed time, using Coordinated Universal Time or local time that begins at midnight and ends 24 hours later at the next midnight.

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1.5.           “CLS Improvement” means an Improvement made by CLS or its Affiliates.

1.6.           “Combination Product” means any pharmaceutical product containing both a Licensed Product component and one or more other active pharmaceutical ingredients.

1.7.           “Commercially Reasonable Efforts” means the level of efforts and resources, including financial resources, at least equal to those normally used by a company in the pharmaceutical or biotechnology industry to conduct the relevant activity, including, in the case of research, development or commercialization, the level of effort and resources at least equal to those normally used by such a company to research, develop, manufacture or commercialize, as the case may be, a product owned by such company or to which it has rights, which product is at a similar stage in its development or product life and is of a similar market and profitability potential to Licensed Product, taking into account all relevant factors including the patent and other proprietary position of the product, product labeling or anticipated labeling, market potential, financial return, medical and clinical considerations, regulatory environment and competitive market conditions, and other technical, legal, scientific, medical or commercial factors that such a company would deem to be relevant.

1.8.           “Compound” means a human recombinant Deoxyribonuclease I.

1.9.           “Confidential Information” shall mean any and all confidential and proprietary information, including chemical or biological materials, chemical structures, sequence information, commercialization plans, correspondence, customer lists, data, development plans, formulae, improvements, Know-How, processes, regulatory filings, clinical trial designs, clinical trial protocols, data read-outs from clinical trials, reports, strategies, techniques, or other information, in each case that are disclosed by or on behalf of a Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) pursuant to this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the Disclosing Party in oral, written, visual, graphic, or electronic form. Confidential Information shall not include any information that: (w) is already known to the Receiving Party at the time of disclosure (as evidenced by written records or other competent evidence) without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party; or (x) is generally available to the public or becomes publicly known through no wrongful act of the Receiving Party or its representatives; or (y) is subsequently received by the Receiving Party from a Third-Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; or (z) is developed independently by the Receiving Party without reference or reliance upon the Disclosing Party’s Confidential Information (as evidenced by written records or other competent evidence). Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

1.10.         “Control” or “Controlled”, other than for purposes of Section 1.1, means the possession of the right to grant licenses or sublicenses or to disclose proprietary or trade secret information without violating the terms of any agreement or other arrangement with a Third Party and without misappropriating or infringing the proprietary or trade secret information of a Third Party.

1.11.         “Cover”, “Covering” or “Covered” means, with respect to a Licensed Patent and invention, that, in the absence of ownership of, or a license under, such Licensed Patent, the practice of such invention would infringe a Valid Claim of such Licensed Patent (including in the case of a Licensed Patent that is a patent application, a Valid Claim of such patent application as if such patent application were an issued patent).

1.12.         “EIRGEN Agreement” means that certain Exclusive Sublicense Agreement between CLS and EirGen Pharma Ltd. (“EirGen”) dated as of February 22, 2022, under which EirGen sublicensed its rights to certain of the Licensed Technology and Licensed Know-how to CLS for use of the Compound for treatment of cancer, neurodegenerative disease and stroke.

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1.13.         “EMA” means the European Medicines Agency or any successor agency thereto.

1.14.         “EU” means the countries of the European Union, as it is constituted as of the Effective Date and as it may be expanded from time to time.

1.15.         “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.16.         “Field” means therapeutic, prophylactic or palliative, uses in humans for treating a cancer.

1.17.         “First Commercial Sale”, as to a particular country, means the first arms-length commercial sale of a Licensed Product by XBIO, its Affiliates or Sublicensees to a Third Party in such country after approval of the NDA, or if approval of an NDA is not required in such country, then following receipt of Marketing Approval required to market such Licensed Product in such country.

1.18.         “GAAP” means U.S. generally accepted accounting principles applied on a consistent basis, or any other accounting principles generally accepted for public companies, such as International Financial Reporting Standards. Unless otherwise defined or stated, financial terms shall be calculated under GAAP.

1.19.         “Improvements” means any development, modification or improvement arising out of or relating to the technology described in the Licensed Technology, including the Compound and uses thereof, that enhances the usability, functionality, efficiency, performance or another characteristic of the Licensed Technology.

1.20.         “Know-how” means all present and future technical information, methods, knowledge, data information and know-how, patentable or otherwise, in written or electronic form.

1.21.         “Licensed Know-how” means any Know-how listed on Exhibit B attached hereto and any CLS Know-how developed following the Effective Date that relate to or incorporate any information and/or know-how necessary to research, develop, make, use, offer to sell, sell or export a Licensed Product.

1.22.         “Licensed Patents” means:

(a)            The patents and patent applications listed on Exhibit A attached hereto and incorporated herein by reference;

(b)            the patents and patent applications included in the CLS Improvements and listed on Exhibit A attached hereto;

(c)            any patents and patent applications that Cover any CLS Improvements developed by CLS following the Effective Date that are necessary or useful to research, develop, make, use, offer to sell, sell or export a Licensed Product and that are necessary to practice the inventions disclosed or claimed by the patents and patent applications listed on Exhibit A; and

(d)            all continuations, continuations-in-part, patents of addition, divisions, renewals, reexaminations, reissues and extensions (including any patent term extension under 35 USC §156) of any of the foregoing patents and patent applications; and any Supplementary Protection Certificate (within the meaning of such term under Council Regulation (EU) No. 1768/92) or any other similar statutory protection in relation to the relevant Licensed Product before or after the Effective Date.

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1.23.        “Licensed Product” means any product comprising, incorporating or containing the Compound, including, but not limited to, a pharmaceutically acceptable salt, polymorph, crystal form, prodrug, or solvate of the Compound, all to the extent such product or its use, manufacture or importation is Covered by a Licensed Patent or relies upon, references or incorporates the Licensed Know-How or CLS Improvements.

1.24.        “Licensed Technology” means the Licensed Patents and CLS Improvements.

1.25.        “Major EU Markets” means the United Kingdom, France, Italy, Spain and Germany.

1.26.        “Marketing Approval” means any approval, including price approval, registration, license or authorization from any Regulatory Authority required to market and sell a Licensed Product in a jurisdiction and shall include an approval, registration, license or authorization granted in connection with an NDA.

1.27.        “Material Adverse Effect” means any change in or effect on the business of XBIO that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of XBIO.

1.28.        “NDA” means a New Drug Application, Biologics License Application or equivalent submission filed with the FDA in connection with seeking Marketing Approval of a Licensed Product, or an equivalent application filed with any equivalent regulatory agency or governmental authority in any jurisdiction other than the United States.

1.29.        “Net Sales” means the gross amount invoiced on sales of Licensed Product in the Territory by XBIO, its Affiliates or, for the purposes of Section 1.38, Sublicensees, less the following deductions with respect to the sale of such Licensed Product:

(i)             customary trade, cash and quantity discounts and other customary discounts actually given to customers in the ordinary course of business;

(ii)            rebates, credits and allowances given by reason of rejections, returns, damaged or defective product or recalls;

(iii)           government-mandated rebates and any other compulsory payments, credits, adjustments and rebates actually paid or deducted;

(iv)           price adjustments, allowances, credits, chargeback payments, discounts, rebates, fees, reimbursements or similar payments granted to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators or patient assistance or other similar programs, or to federal, state/provincial, local and other governments, including their agencies, or to wholesalers, distributors or other trade customers;

(v)            reasonable and customary freight, shipping, insurance and other transportation expenses, if actually borne by XBIO, its Affiliates or, for the purposes of Section 1.38, Sublicensees without reimbursement from any Third Party;

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(vi)           sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of Licensed Product (but not including taxes assessed directly against the income derived from such sale) net of any credits or allowances received by XBIO, its Affiliates or, for the purposes of Section 1.38, Sublicensees with respect to such taxes or charges;

(vii)          amounts previously included in Net Sales of Licensed Product that are written off as uncollectible after reasonable collection efforts, in accordance with standard practices of the applicable party; and

(viii)         any item, substantially similar in character or substance to any of the foregoing, calculated in accordance with GAAP consistently applied and customary in the pharmaceutical industry to be deducted in the definition of net sales in a license agreement of this type.

Net Sales will be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Licensed Product are giving rise to Net Sales.

Disposition of Licensed Product for, or use of the Licensed Product in, clinical trials or other scientific testing, as free samples, or under compassionate use, patient assistance, or test marketing programs or other similar programs or studies where a Licensed Product is supplied without charge shall not result in any Net Sales, however if XBIO, its Affiliates or, for the purposes of Section 1.38, Sublicensees charges for such Licensed Product, the amount billed will be included in the calculation of Net Sales.

In the event a Licensed Product is sold in the form of a Combination Product, then the Net Sales for any such Combination Product shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty Reporting Period, by the fraction, A/(A+B), where A is the weighted (by sales volume) average sale price of the Licensed Product when sold separately in finished form in the country in which the Combination Product is sold, and B is the weighted (by sales volume) average sale price of the other active pharmaceutical ingredients included in the Combination Product when sold separately in finished form in the country in which the Combination Product is sold, in each case during the applicable royalty Reporting Period or, if sales of both the Licensed Product and the other active pharmaceutical ingredients did not occur in such period, then in the most recent royalty Reporting Period during the preceding twelve (12) months in which sales of both occurred, if any. In the event that such average sale price cannot be determined for both the Licensed Product and all other active pharmaceutical ingredients included in the Combination Product, then the Parties will in good faith discuss and agree on a pro-rata allocation of the Net Sales that reflects the Licensed Product’s contribution to the Combination Product on an equitable basis. XBIO covenants that neither it nor any of its Affiliates or, for the purposes of Section 1.38, Sublicensees will intentionally manipulate the fraction A/(A+B) to avoid or reduce royalty payments or obligations that would otherwise be due for sales of Licensed Product in combination form or otherwise.

1.30.         “Regulatory Authority” means any federal, national, multinational, state, county, city, provincial, or local regulatory agency, department, bureau or other governmental entity with authority over the marketing, commercialization, manufacture or sale of a pharmaceutical product in the Territory, including the FDA in the United States and the EMA in the EU.

1.31.         “Reporting Period” shall mean each three month period ending March 31, June 30, September 30 and December 31.

1.32.         “Royalty Term” has the meaning set forth in Section 3.5.

1.33.         “Royalty Sublicense Income” shall mean royalties received from a Sublicensee.

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1.34.        “SciVac Agreement” means that certain exclusive Sublicense Agreement between OPKO Ireland Global Holdings Ltd., and SciVac Ltd. (now VBI Vaccines Inc. and hereinafter, “SciVac”) dated as of May 5, 2016, under which SciVac Ltd. sublicensed its rights to certain of the Licensed Technology and Licensed Know-how to OPKO Ireland Global Holdings Ltd. for use of the Compound for all indications, uses and treatments.

1.35.         “SciVac Improvement” means an Improvement made by SciVac or its Affiliates.

1.36.         “Sublicensee” means a Third Party to whom XBIO or any of its Affiliates or Sublicensee(s) grants an express sublicense under the Licensed Patents, CLS Improvements and/or Licensed Know-how to develop, manufacture, commercialize or use Licensed Product in the Field in the Territory; provided that the term “Sublicensee” excludes any Third Party who acts solely as a promoter, agent, marketer and/or distributor for and on behalf of XBIO or any of its Affiliates or Sublicensees for the distribution and/or marketing of Licensed Product.

1.37.        “Sublicense Income” means consideration received by XBIO or any of its Affiliates from a Sublicensee in connection with or otherwise attributable to a grant to such Sublicensee of an express sublicense under the Licensed Patents, CLS Improvements and/or Licensed Know-how to develop, manufacture, commercialize or use Licensed Product in the Field in the Territory, including without limitation, (a) lump sum license fees; (b) proceeds of sale of the Licensed Technology, CLS Improvements and/or Licensed Know-how; (c) signing fees; and (d) milestone payments relating to the Milestones or other milestones; provided, however, that Sublicense Income shall not include Royalty Sublicense Income.

1.38.         “Sublicensee Net Sales” shall mean any Net Sales generated by a Sublicensee.

1.39.         “Sublicense Percentage” shall equal [***].

1.40.         “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by a government authority, but not including a Party’s income taxes.

1.41.         “Term” means the term of this Agreement determined in accordance with Section 9.1.

1.42.         “Territory” means worldwide.

1.43.         “Third Party” means any person other than a Party or any of its Affiliates or their respective employees.

1.44.         “Third Party Payments” means all royalties, upfront fees, milestones and other payments paid by XBIO or its Affiliates to Third Parties under licenses to intellectual property or to acquire intellectual property that is necessary for the development, manufacture, import, sale or use of Licensed Product in the Field in the Territory. For purposes of this definition, the term “necessary” shall mean that, in the reasonable determination of XBIO or its Affiliates, the intellectual property of the Third Party were reasonably necessary or useful to the manufacture, use or sale of Licensed Product in the Territory.

1.45.         “United States” or “U.S.” means the United States of America and its territories and possessions.

1.46.         “Valid Claim” means (i) a claim of an issued and unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction from which no appeal can be taken or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or been dedicated to the public, and (ii) a claim in a pending patent application that is being prosecuted and that has not been abandoned, disclaimed, allowed to lapse or finally determined to be unallowable by the applicable governmental authority in a decision from which no appeal can be taken or from which no appeal is taken within the time allowed for appeal.

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ARTICLE II

LICENSE GRANT

2.1.           License Grant. Effective as of the Effective Date hereof, and subject to the terms and conditions of this Agreement, CLS grants to XBIO: (a) an exclusive, royalty-bearing, fully transferrable (in accordance with Section 11.5) license under the Licensed Technology (the “Patent License”), and (b) an exclusive, royalty-bearing, fully transferable (in accordance with Section 11.5) license under the Licensed Know-how (the “Know-how License”), in each case with the right to grant sublicenses, to the extent provided in Section 2.2, to research, develop, make, have made, use, import, export, market, offer for sale, sell and have sold, Licensed Product in the Territory within the Field.

2.2.           Sublicenses.

(a)            Sublicensing. XBIO shall have the right to grant subsequent sublicenses under the Patent License and Know-how License only with the prior written consent of CLS, not to be unreasonably withheld. Any subsequent sublicenses shall be in writing and include substantially the same non-financial terms and be in substantially the same form as this Agreement. In the event of termination of the Patent License (except for the passage of time), any existing agreements that contain a subsequent sublicense of, or other grant of right with respect to, Licensed Technology shall terminate to the extent of such subsequent sublicense or other grant of right; provided, however, that, for each Sublicensee, upon termination of the subsequent sublicense agreement with such Sublicensee, if such Sublicensee is not then in material breach of such sublicense agreement such that XBIO would not have the right to terminate such subsequent sublicense, CLS shall be obligated, at the request of such Sublicensee, to preserve the effectiveness, scope and validity of such subsequent sublicense or other grant of right for up to ninety (90) days while CLS enters into a new agreement with such Sublicensee on substantially the same terms as those contained in such sublicense agreement, and provided further that such terms shall be amended, if necessary, to the extent required to ensure that such sublicense agreement does not impose any obligations or liabilities on CLS which are not included in this Agreement or adversely affect the consideration due to CLS hereunder. In the event that CLS and such Sublicensee are unable to enter into a new sublicense agreement within the ninety (90) day period mentioned above following a good faith negotiation by both CLS and Sublicensee, then XBIO’s agreement with such Sublicensee shall terminate upon expiration of such ninety (90) day period.

(b)           Performance by Sublicensees. XBIO shall be fully responsible for performance of each Sublicensee of its obligations under this Agreement. Each sublicense granted by XBIO pursuant to this Section 2.2 will contain terms and conditions not inconsistent with those sections of this Agreement applicable to Sublicensees. Each sublicense agreement will contain the following provisions: (i) a requirement that any Sublicensee selling Licensed Product submit applicable sales or other reports to XBIO to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement; (ii) an audit requirement as to those Sublicensees selling Licensed Product consistent with that set forth in Section 4.3; and (iii) a requirement that such Sublicensee comply with the confidentiality provisions and restrictions on use of Confidential Information consistent with Article VI with respect to Confidential Information of CLS. If XBIO becomes aware of a material breach by a Sublicensee of the rights granted to XBIO under Section 2.1, XBIO will promptly notify CLS of the particulars of the same, and will use Commercially Reasonable Efforts to enforce the terms of such sublicense.

2.3.          Responsibility; Decision-making. During the Term, XBIO will, including through its Affiliates and Sublicensees and their respective contractors, have sole responsibility for and sole decision-making authority with respect to, the research, development, manufacture, marketing, sale and use of Licensed Product in the Field in the Territory and will be responsible for all of the costs and expenses associated with such activities during the Term. XBIO shall keep CLS reasonably informed as to XBIO’s progress in these efforts and XBIO will use good faith efforts to confer with CLS, on at least a quarterly basis, with respect to the development of the Licensed Product. Without limiting the foregoing, XBIO will use good faith efforts to confer with CLS on significant product development decisions (such as design and conduct of clinical trials, entering into research and development collaborations, and entering into license or sublicense agreements) in advance of making such decisions.

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2.4.          Diligence. XBIO will, including through its Affiliates and Sublicensees, use Commercially Reasonable Efforts during the Term to develop and obtain Marketing Approval for a Licensed Product in the United States and in each Major EU Market, and to commercialize such Licensed Product in the United States and each Major EU Market if the relevant Marketing Approval is obtained. In addition, XBIO will, including through its Affiliates and Sublicensees, use Commercially Reasonable Efforts to secure any data and market exclusivity for a Licensed Product for which Marketing Approval is obtained, to the extent available from the applicable Regulatory Authorities. XBIO agrees to register this Agreement with any foreign governmental agency, which requires such registration and where the failure to so register would have a material adverse impact on commercialization of Licensed Product in a Major EU Market, and XBIO shall pay all costs and legal fees in connection therewith. XBIO shall not be relieved of any of its obligations under this Agreement by any failure to register this Agreement in any country, and, specifically, shall not be relieved of its obligation to make any payment due to CLS where such payment is blocked due to any failure to register this Agreement. CLS shall cooperate with XBIO in the preparation of each submission for Marketing Approvals for the Licensed Product(s) in the Territory and in obtaining and maintaining Marketing Approvals within the Territory.

(a)           Ownership of Clinical Trial Data. All data (including all pre-clinical, clinical and/or marketing data) developed by XBIO during the Term and relating to a Licensed Product and the Field shall be and remain the property of XBIO; provided, however, that XBIO hereby grants to CLS and its Affiliates a perpetual non-exclusive license and right of reference to, and a right to copy, access and otherwise use, all such data solely to support CLS’ and its Affiliates’ seeking marketing approval of one or more products outside the Field. All data (including all pre-clinical, clinical and/or marketing data) developed by CLS during the Term relating to a Compound outside the Field shall be and remain the property of CLS; provided, however, that CLS hereby grants to XBIO, its Affiliates and Sublicensees a perpetual non-exclusive license and right of reference to, and a right to copy, access and otherwise use, all such data solely to support XBIO’s, its Affiliates’ and Sublicensees’ seeking Marketing Approval of one or more products within the Field.

(b)           Clinical Studies. XBIO shall have the exclusive right to conduct any clinical trials or studies, prior to or after relevant Marketing Approval, with respect to the Licensed Product in the Territory and in the Field.

ARTICLE III

FINANCIAL PROVISIONS

3.1.          Consideration Given by XBIO. Subject to the terms and conditions of that certain Subscription Agreement to be entered into by the Parties concurrently herewith, XBIO will grant to CLS on the date hereof 375,000 (three hundred seventy-five thousand) shares of Common Stock of XBIO (the “Shares”). Of the Shares, 250,000 (two hundred fifty thousand) shall be issued directly by XBIO to EirGen in satisfaction of the requirements of Section 3.2 of the EIRGEN Agreement, and XBIO shall promptly deliver to CLS written evidence of such issuance. EirGen is an intended third-party beneficiary of this Section 3.1 only and shall not be considered an intended third-party beneficiary of any other portion or provision of this Exclusive Sublicense Agreement.

3.2.          Milestone Payments. As additional consideration for the licenses granted to XBIO under Section 2.1 above, XBIO will pay non-refundable and non-creditable milestone payments to CLS in the amounts and upon the occurrence of the events set forth below (each a “Milestone”), irrespective of whether such Milestone was achieved by XBIO or its Affiliates. Each such payment shall be made within forty-five (45) Calendar Days after a Milestone has occurred. Each milestone payment will be payable only one time and shall not be subject to any royalty provisions set forth in Section 3.3(a). Notwithstanding the terms of this Section 3.2, if XBIO enters into a sublicense with a Sublicensee, then the sole payments due by XBIO to CLS with respect to any Milestone shall be pursuant to Section 3.4(b) and XBIO shall be under no obligation to make any further milestone payments pursuant to this Section 3.2.

Milestone	Milestone Payment
[***]	950,000 shares of Common Stock of XBIO [***]
[***]	$[***]
[***]	$[***]
[***]	$[***]

[***]

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3.3.          Royalty.

(a)            As partial consideration for the licenses granted to XBIO under Section 2.1 above, XBIO will pay to CLS an amount equal to Net Sales for a Licensed Product within the Territory multiplied by the Applicable Percentage, as set forth below by each Licensed Product.

Annual Net Sales of Licensed Products	Applicable Percentage
Up to and including [***] per calendar year	[***]
Over [***] per calendar year	[***]
Over [***] per calendar year	[***]

(b)            The Parties agree that the applicable royalty upon Net Sales payable under Section 3.3(a) above, shall apply to Net Sales during the Royalty Term (as defined below). At the end of the applicable Royalty Term no royalties shall be paid under the Patent License.

(c)            To the extent that that a Licensed Product is sublicensed to a Sublicensee, no further royalties will be due under this Section 3.3 and all payments due to CLS shall be made pursuant to Section 3.4.

3.4.           Sublicense Income.

(a)            As additional consideration for the licenses granted to XBIO under Section 2.1 above, XBIO will pay to CLS an amount equal to the Sublicense Percentage multiplied by the Royalty Sublicense Income (the “Sublicense Royalty Payment”); [***].

(b)           As additional consideration for the licenses granted to XBIO under Section 2.1 above, XBIO will also pay to CLS an amount equal to the Sublicense Percentage multiplied by the Sublicense Income.

3.5.           Patent License Royalty Term. Royalties payable for the Patent License under Section 3.3 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis during the period commencing on the First Commercial Sale of such Licensed Product in the Field in such country, and ending on a country-by-country basis upon (i) the expiration of the last Valid Claim Covering such Licensed Product in such country, or (ii) five (5) years from the date of First Commercial Sale in such country, whichever is later (the “Royalty Term”).

3.6.           Third Party Payments. XBIO will have the right to deduct from the royalty otherwise payable under Sections 3.3, fifty percent (50%) of Third Party Payments, provided that in no event will the royalty payment be reduced as a result of application of this paragraph, to less than fifty percent (50%) of the amount otherwise payable under Section 3.3. Third Party Payments available for offset under this Section 3.6 and not used as a credit against the royalty payable hereunder in a given calendar quarter may be carried over to future calendar quarters until fully utilized.

3.7.           Payments; Reports. Following the First Commercial Sale in any country in the Territory, XBIO will pay royalties due on Net Sales in a calendar quarter within sixty (60) days of the end of such calendar quarter and shall be accompanied by a report as set forth in Article 4 below.

3.8.           Taxes. All payments shall be made by XBIO under this Agreement without deduction or withholding of taxes owed by CLS except to the extent that any such deduction or withholding is required by applicable law to be made on account of Taxes, as determined by XBIO in good faith. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement has having been delivered and paid to CLS. The Parties will cooperate with respect to all documentation required by any relevant government taxing authority or reasonably requested by either Party to secure a reduction in the rate of applicable withholding Taxes. XBIO shall not be liable for any excess Taxes withheld, and in the event of an overwithholding, CLS’s sole recourse shall be to apply for a refund from the appropriate taxing authority.

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3.9.           United States Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts.

3.10.         Currency Conversion. All payments to be made hereunder will be made in U.S. Dollars, to a bank account designated by CLS. In the case of sales outside the United States, payments received by XBIO, its Affiliates or Sublicensees will be expressed in the U.S. Dollar equivalent calculated on a quarterly basis in the currency of the country of sale and converted to their U.S. Dollar equivalent using the average of the rate of exchange as quoted in the Wall Street Journal (WSJ) for the relevant quarter. If the WSJ does not publish such rate, a comparable rate publication shall be agreed from time to time by the Parties, and with respect to any country for which such rate is not published by the WSJ or a comparable publication, the Parties will use the prevailing rate for bank cable transfers for such date, as quoted by the leading United States banks in New York City dealing in the foreign exchange market.

3.11.         Late Payments. The payments due under this Agreement shall, if overdue, bear interest at a rate per annum equal to two percent (2%) above the prime rate in effect on the due date as reported by The Wall Street Journal, such interest rate being compounded on the last day of each Reporting Period, not to exceed the maximum permitted by law. Any such overdue payments when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not preclude CLS from exercising any other rights it may have as a consequence of the lateness of any payment. This Section 3.11 shall not apply to any payments that are disputed in good faith by either Party until thirty (30) Calendar Days after the resolution of any such dispute.

ARTICLE IV

MAINTENANCE OF BOOKS AND RECORDS

4.1.           Reporting.

(a)            XBIO shall report to CLS the date on which it achieves a Milestone within forty (40) Calendar Days of each such occurrence.

(b)           XBIO shall report to CLS the date on which it achieves the First Commercial Sale in each country of the Territory within thirty (30) Calendar Days of each such occurrence. For each country in the Territory, following the First Commercial Sale of Licensed Product, XBIO shall deliver reports to CLS within sixty (60) Calendar Days after the end of each Reporting Period. Each report under this Section 4.1(b) shall be certified as correct by an officer of XBIO and shall contain at least the following information as may be pertinent to a royalty accounting hereunder for the immediately preceding Reporting Period:

(i)             the total number of units of Licensed Products sold by XBIO, its Affiliates and Sublicensees in each country;

(ii)            the amounts billed, invoiced and received by XBIO, its Affiliates and Sublicensees for each Licensed Product, in each country, and total billings or payments due or made for all Licensed Products;

(iii)           calculation of Net Sales for the applicable Reporting Period in each country, including an itemized listing of permitted offsets and deductions; and

(iv)           total royalties payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion.

4.2.           If no amounts are due to CLS for any Reporting Period, the report shall so state.

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4.3.           XBIO shall maintain and shall cause each of its Affiliates and Sublicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any royalties payable to CLS in relation to this Agreement, which records shall contain sufficient information to permit CLS and its representatives to confirm the accuracy of such royalties and reports delivered to CLS and compliance in all other respects with this Agreement. XBIO shall maintain, and shall cause each of its Affiliates and Sublicensees to maintain, accurate records regarding Licensed Products, including Net Sales thereof, and shall retain such records over a period of at least six (6) years. CLS will have the right, once annually at its own expense, to have a nationally recognized, independent, certified public accounting firm, which shall be mutually agreed upon by the Parties, review any such records of XBIO and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than fifteen (15) Business Days’ prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Section 3.2. If any examination conducted by CLS or its representatives pursuant to the provisions of this Section show an underreporting or underpayment of five percent (5%) or more in any payment due to CLS hereunder in a Reporting Period, the Audited Party shall bear the full cost of such audit and shall remit any amounts due to CLS (including interest due in accordance with Section 3.10) within thirty (30) days of receiving notice thereof from CLS.

ARTICLE V

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION

AND RELATED MATTERS

5.1.           Prosecution and Maintenance of Licensed Patents. XBIO shall have responsibility for filing, prosecuting and maintaining all Licensed Patents and shall be responsible for all related expenses and costs. XBIO shall also be responsible, at its cost, for defending all such Licensed Patents, including the defense of any oppositions or reexaminations or similar proceedings, and shall use Commercially Reasonable Efforts in the conduct of such activities. XBIO will provide to CLS copies of all prosecution filings and material submissions related to such Licensed Patents and will use reasonable efforts to provide CLS with a draft of each such filing or material submission in advance of such submission and will consider in good faith any comments that CLS may timely provide. If XBIO decides not to file, prosecute or maintain patent applications or patents within the Licensed Patents that Cover the Licensed Product and/or its use, CLS shall have the right, but not the obligation, to file, prosecute and maintain such invention at its cost and expense.

5.2.           Ownership of Improvements. Should XBIO its Affiliates or Sublicensees develop any Improvements to the Licensed Patents or Licensed Know-how, XBIO shall be the sole and exclusive owner of such Improvements (the “XBIO Improvements”). To the extent XBIO decides at its sole discretion to file for patent protection of an XBIO Improvement, XBIO shall have the responsibility for filing, prosecuting and maintaining all such patent applications and any patents that issue therefrom (the “XBIO Patents”) at its sole expense and cost. XBIO shall also be responsible, at its cost, for defending all such XBIO Patents, including the defense of any oppositions or reexaminations or similar proceedings.

5.3.           Third Party Infringement.

(a)            Notices. Each Party will promptly report in writing to the other Party any (i) known or suspected infringement of any Licensed Patents, or (ii) unauthorized use or misappropriation of any Licensed Know-how by a Third Party, of which such Party becomes aware, in each case only to the extent relevant to Licensed Product or the development, manufacture, commercialization or use of Licensed Product in the Field in the Territory, and will provide the other Party with all available information evidencing such infringement, or unauthorized use or misappropriation.

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(b)           XBIO First Right to Enforce Certain Licensed Patents. XBIO or, as applicable its Affiliate or Sublicensee will have the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to prevent or abate actual or threatened infringement or misappropriation of, or otherwise protect or enforce, the Licensed Patents against a Third Party who is researching, developing, making, using or selling a product in the Field in a country within the Territory. CLS and its Affiliates will join such suit if the relevant court would lack jurisdiction if CLS or such Affiliate were absent from such suit and CLS and such Affiliates will execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by XBIO; provided, that XBIO will promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by CLS and such Affiliates in connection with such requested cooperation.

(c)            CLS Rights if XBIO Elects Not to Proceed. If XBIO does not initiate a suit or take other appropriate action pursuant to Section 5.3(b) within one hundred twenty (120) days after having received or sending notice written notice of such infringement or misappropriation or, in the case of receipt of a notice letter sent by a Third Party pursuant to the requirements of 21 U.S.C. § 355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) or under any analogous provisions, within ten (10) days before any statutory or regulatory deadline for filing such suit, then CLS will have the immediate right to initiate a suit or take other appropriate action that it believes is reasonably required to prevent or abate actual or threatened infringement or misappropriation of, or otherwise to protect or enforce the relevant Licensed Patent. XBIO and, as applicable its Affiliates will join such suit if the relevant court would lack jurisdiction if XBIO or such Affiliates were absent from such suit and XBIO and such Affiliates will execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by CLS; provided, that CLS will promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by XBIO and such Affiliates in connection with such requested cooperation.

(d)           Enforcement Against Other Infringement of Licensed Patents. Except as provided in Section 5.3(b), as between the Parties CLS will have the sole right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to prevent or abate actual or threatened infringement or misappropriation of, or otherwise to protect or enforce, the Licensed Patents outside of the Field during the Term.

(e)            Right to Enforce Licensed Know-how. Responsibility for preventing or abating actual or threatened infringement or misappropriation of, or otherwise protecting or enforcing Licensed Know-how will be determined in the same manner as the right to enforce Licensed Patents under paragraphs (b) and (c). XBIO shall keep CLS informed of the status of all enforcement activities, and shall consider in good faith all CLS’s comments regarding any aspect of such enforcement.

(f)            Conduct of Certain Actions; Costs. XBIO will have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section. XBIO will assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it pursuant to this Section, including the fees and expenses of the legal counsel selected by it.

(g)           Recoveries.

(i)             If XBIO initiates suit as permitted in accordance with Sections 5.3(b) with respect to Licensed Patents and/or Licensed Know-how, any damages, settlements, accounts of profits, or other financial compensation actually paid to XBIO by a Third Party based upon such suit, after deducting and reimbursing XBIO and CLS’s actual out of pocket expenses (including reasonable attorneys’ fees and expenses) incurred in pursuing such suit (such net amount, the “Recovery”), will be treated as Net Sales, and will be subject to the royalty payment obligations under Section 3.2, with XBIO retaining the balance after such payment.

(ii)            If CLS initiates suit pursuant to Section 5.2(c) with respect to Licensed Patents or Licensed Know-how, any damages, settlements, accounts of profits, or other financial compensation actually paid to CLS by a Third Party based upon such suit, after deducting and reimbursing CLS’s and XBIO’s actual out of pocket expenses (including reasonable attorneys’ fees and expenses) incurred in pursuing such suit, will be shared equally by the Parties.

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5.4.          Patent Invalidity Claim. Each of the Parties will promptly notify the other Party in the event of any legal or administrative action by any Third Party against a Licensed Patent, or any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A)(iv) or 355(G)(2)(A)(vii)(IV) or any notice under any analogous provisions, with respect to such Licensed Patents, of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding. Responsibility for defending against any such action shall be determined in the same manner as enforcement of the relevant Licensed Patents pursuant to Section 5.2.

5.5.          Patent Marking. XBIO agrees to comply with the patent marking statutes in each country in which the Licensed Product is sold by XBIO or its Affiliates or Sublicensees.

5.6.          Title to and Ownership of Marketing Approvals. XBIO or its designee shall be the owner of all Marketing Approvals for the Licensed Product(s) in the Territory and in the Field; provided, however, that XBIO hereby grants to CLS and its Affiliates a perpetual non-exclusive license and right of reference to, and a right to copy, access and otherwise use, all such Marketing Approvals solely to support CLS’ and its Affiliates’ seeking marketing approval of one or more products outside the Field. CLS agrees to have transferred any Licensed Product Marketing Approvals in the Field that are owned by CLS or its Affiliates to XBIO or its designees.

ARTICLE VI

CONFIDENTIALITY

6.1.          Confidential Information. During the Term and for a period of seven (7) years after any termination or expiration of this Agreement, the Receiving Party agrees (i) to keep in confidence and not to disclose the Disclosing Party’s Confidential Information to any Third Party without the prior written consent of the Disclosing Party except for disclosures expressly permitted pursuant to this Section 6.1, and (ii) not to use the Disclosing Party’s Confidential Information for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement (which includes activities contemplated by the licenses granted in Section 2.1) or as otherwise specifically permitted under this Agreement. The terms of this Agreement will be considered Confidential Information of both Parties, subject to permitted disclosures as set forth in this Article VI. In addition, if the Receiving Party is required to disclose Confidential Information of the Disclosing Party by regulation, law or legal process, including by the rules or regulations of the United States Securities and Exchange Commission (“SEC”), United Kingdom Financial Services Authority (“FSA”) or similar regulatory agency in a country other than the United States, United Kingdom or of any stock exchange, the Receiving Party shall provide prior written notice and a copy of such intended disclosure to the Disclosing Party and agrees to consult with the Disclosing Party with respect to the preparation and submission of a confidential treatment request for this Agreement and will disclose only such Confidential Information of the Disclosing Party as is required to be disclosed by the rules or regulations of the United States Securities and Exchange Commission (“SEC”), United Kingdom Financial Services Authority (“FSA”) or similar regulatory agency in a country other than the United States, United Kingdom or of any stock exchange and will cooperate in the disclosing Party’s efforts to obtain a protective order or to limit the scope of the required disclosures.

6.2.          Permitted Disclosures. The Receiving Party agrees that it and its Affiliates will provide or permit access to the Disclosing Party’s Confidential Information only to the Receiving Party’s employees, consultants, advisors and bona fide potential acquirors, and to service providers, investigators, Third Party contractors, potential and existing Sublicensees and distributors, in each case who, in such Party’s reasonable judgment, have a need to know such Confidential Information to assist the Receiving Party with the activities contemplated by this Agreement or in connection with a potential business relationship or investment that would encompass Licensed Product, and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information similar to the obligations of confidentiality and non-use of the Receiving Party under Section 6.1 CLS and XBIO shall each remain responsible for any failure by its Affiliates, and its and its Affiliates’ respective employees, consultants, advisors and permitted contractors, Sublicensees and distributors, to treat such Confidential Information as required under Section 6.1 (as if such Affiliates, employees, consultants, advisors, contractors, sublicensees and distributors were Parties directly bound to the requirements of Section 6.1). XBIO and CLS may also disclose Confidential Information of the other Party to Regulatory Authorities and other governmental authorities, but solely in connection with the activities contemplated by this Agreement.

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6.3.           Publicity. Neither Party will issue a press release or public announcement relating to the terms of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, except that a Party may issue such a press release or public announcement if required by applicable law, including by the rules or regulations of the United States Securities and Exchange Commission (SEC), United Kingdom Financial Services Agency or similar regulatory agency in a country other than the United States or of any stock exchange; provided that such Party complies with the notice and review provisions set forth in this Section.

6.4.           Publications. XBIO and its Affiliates and Sublicensees shall have the right to publish the results of development, manufacture, commercialization and use of Licensed Product in the Field during the Term, provided that it provides CLS with a copy of the publication at least sixty (60) days prior to the intended publication date and agrees to delay publication up to an additional thirty (30) days if requested by CLS in order to protect confidential information and/or intellectual property rights.

6.5.           Return of Confidential Information. Upon termination of this Agreement prior to the end of the Term, the Receiving Party shall, at the request of, and as directed by, the Disclosing Party, return or destroy Confidential Information of the Disclosing Party in the Receiving Party’s possession, and shall destroy any reports or notes in Receiving Party’s possession to the extent containing the Disclosing Party’s Confidential Information, and any electronic copies of any of the foregoing, provided that (i) the Receiving Party may retain one copy of Confidential Information of the Disclosing Party for archival purposes, and (ii) neither Party shall be required to return or destroy copies of the other Party’s Confidential Information stored on automatically created system back-up media.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

7.1.           Mutual Representations. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a)            It is duly organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)           The execution, delivery and performance of this Agreement by such Party has been duly and validly authorized and approved by proper corporate action on the part of such Party. Such Party has taken all other action required by applicable law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of the other Party, this Agreement constitutes a legal, valid and binding obligation of such Party.

(c)            The execution and delivery of this Agreement, and the performance as contemplated hereunder, by such Party will not violate any applicable law.

(d)           Neither the execution and delivery of this Agreement nor the performance hereof by such Party requires such Party to obtain any permit, authorization or consent from any governmental authority (except for any Marketing Approvals, pricing or reimbursement approvals, manufacturing-related approvals or similar approvals necessary for development, manufacture or commercialization of Licensed Products), or from any other person, and such execution, delivery and performance by such Party, including the granting of the licenses granted under this Agreement, will not result in the breach of or give rise to any conflict, termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which such Party may be a party existing as of the Effective Date.

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(e)            Neither Party nor any of its Affiliates has been debarred or is subject to debarment, and CLS has not used in any capacity in connection with the development or manufacture of Licensed Product prior to the Effective Date, any person or entity who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.

7.2.           CLS’s Representations and Warranties. CLS hereby makes the following representations and warranties to XBIO as of the Effective Date:

(a)            CLS has the right to grant to XBIO the rights and licenses described in this Agreement.

(b)            Exhibit A contains a complete and correct list of all existing patents and patent applications Controlled by CLS and its Affiliates that are necessary or useful to research, develop, make, use, import, export, market, offer for sale, sell and have sold Licensed Product in the Territory in the Field.

(c)            To CLS’s knowledge, no Third Party is infringing any of the Licensed Patents identified on Exhibit A.

(d)            To CLS’s knowledge, the making, using or selling of a Licensed Product in the Field will not infringe any Third Party patent rights.

(e)            CLS has not received any written notice of (i) any claim that any patent or trade secret right owned or controlled by a Third Party would be infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of Licensed Products in the Field in the Territory, or (ii) any threatened claims or litigation seeking to invalidate or otherwise challenge the Licensed Patents or CLS’s rights therein.

(f)             CLS is the exclusive owner or licensee of the Licensed Patents and the Licensed Know-how listed in Exhibit B. CLS’s rights to the Licensed Patents and Licensed Know-how are held free and clear of any liens, security interests and similar encumbrances.

(g)            To CLS’ knowledge, the SciVac Agreement is in full force and effect and is binding and enforceable against the parties thereto in accordance with its terms. To CLS’s knowledge, neither party to the SciVac Agreement has received or sent any notice of breach or default thereunder. The EIRGEN Agreement is in full force and effect and is binding and enforceable against the parties thereto in accordance with its terms. Neither CLS nor, to CLS’s knowledge has any party to the EIRGEN Agreement received or sent any notice of such breach or default thereunder.

(h)            To CLS’s knowledge, there have been no inventorship or ownership challenges with respect to any of the Licensed Patents.

(i)             Neither CLS nor its Affiliates has received written notice from any Regulatory Authority threatening any proceedings with respect to the research, development or manufacture of any Licensed Product in the Field in the Territory.

(j)             CLS represents that it has such knowledge and experience in business or financial matters that it is capable of evaluating the merits and risks of an investment in the Shares.

7.3.           XBIO Representations and Warranties.

(a)            Neither XBIO nor any of its Affiliates or subsidiaries is in violation or default of any provision of its or their certificate of incorporation or bylaws (or equivalent organization documents), or in breach of or default with respect to any provision of any agreement, judgment, decree, order, lease, franchise, license, permit or other instrument to which it or they are a party or by which it or they or any of its or their properties are bound except for any violation or default that would not reasonably be expected to have a Material Adverse Effect.

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(b)            There are no legal or governmental actions, suits or proceedings pending and there are no inquiries or investigations pending, or, to XBIO’s knowledge, any legal or governmental actions, suits, or proceedings threatened, against XBIO or any of its Affiliates or subsidiaries or of which property owned or leased by the XBIO or any of its Affiliates or subsidiaries is or may be the subject, which actions, suits or proceedings, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither XBIO nor any of its Affiliates or subsidiaries is party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental body specifically naming XBIO or any of its Affiliates or subsidiaries that would reasonably be expected to have a Material Adverse Effect.

7.4.           No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATIONS AND NEITHER PARTY EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ANY LICENSED PRODUCT), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, CLS MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF THE LICENSED PATENTS OR LICENSED KNOW HOW, OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. XBIO AND CLS DISCLAIM ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT, IF COMMERCIALIZED, ANY PARTICULAR SALES LEVEL WILL BE ACHIEVED.

ARTICLE VIII

INDEMNIFICATION

8.1.           Indemnification by XBIO. XBIO will indemnify, hold harmless, and defend CLS, its Affiliates, and their respective directors, officers, employees and agents (the “CLS Indemnitees”) from and against any and all damages, liabilities, costs, expenses and amounts paid in settlement (collectively, “Losses”) incurred in connection with any Third Party claim arising out of or resulting from, directly or indirectly; (i) any breach of, or inaccuracy in, any representation or warranty made by XBIO in this Agreement, or any breach or violation of any term of this Agreement by XBIO; (ii) the negligence or willful misconduct of XBIO, its Affiliates and their respective Sublicensees, and their respective directors, officers, employees and agents; and (iii) the research, development, manufacture, commercialization, or use of Licensed Product by XBIO and its Affiliates and Sublicensees in the Territory under this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, XBIO will have no obligation to indemnify the CLS Indemnitees for any other Losses as to which CLS is obligated to indemnify XBIO under Section 8.2.

8.2.           Indemnification by CLS. CLS will indemnify, hold harmless, and defend XBIO, its Affiliates and their respective directors, officers, employees and agents (the “XBIO Indemnitees”) from and against any and all Losses incurred in connection with any Third Party Claim arising out of or resulting from, directly or indirectly, (i) any breach of, or inaccuracy in, any representation or warranty made by CLS in this Agreement, or any breach or violation of any term of this Agreement or the EIRGEN Agreement by CLS; (ii) the negligence or willful misconduct of any CLS Indemnitee; or (iii) the research, development, manufacture, commercialization, or use of Licensed Product by CLS or any of its Affiliates or licensees (other than XBIO ) outside the Field. Notwithstanding the foregoing, or anything in this Agreement to the contrary, CLS will have no obligation to indemnify XBIO Indemnitees for any Losses as to which XBIO is obligated to indemnify CLS under Section 8.1.

8.3.           Indemnification Procedure. In the event of any such claim against any XBIO Indemnitee or CLS Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The indemnified Party will cooperate with the indemnifying Party and assist in good-faith the defense of the claim and its settlement and may, at the indemnifying Party’s option and expense, be represented in any such action or proceeding. The indemnifying Party will not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s prior written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any exceptions to its obligation of indemnification of the Indemnitees may apply, the indemnifying Party will promptly notify the Indemnitees, who shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided that the indemnifying Party will be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party.

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8.4.           Limitation of Liability. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT. NOTHING IN THIS SECTION 8.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

8.5.           Insurance. During the Term and for a period of at least two (2) years after the last commercial sale of a Licensed Product in the Territory under this Agreement, XBIO will maintain insurance, with a reputable, insurer rated at least “A” by AmBest in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement, including, commencing immediately prior to the first human clinical trial, product and clinical trial liability insurance of at least $2,000,000 per occurrence and $2,000,000 in the aggregate on a worldwide basis.

ARTICLE IX

TERM AND TERMINATION

9.1.           Term. This Agreement will become effective as of the Effective Date and will continue in full force and effect on a country-by-country and Licensed Product-by-Licensed Product basis until terminated in accordance with this Article IX (“Term”). Upon expiration of the Royalty Term in a country of the Territory (but not earlier termination of this Agreement) the Patent License granted to XBIO under Section 2.1(a) will convert to perpetual, fully paid-up, royalty-free licenses on a country-by-country and Licensed Product-by-Licensed Product basis with the same scope as set forth in such Section.

9.2.           Termination for Convenience. XBIO will have the right to terminate this Agreement at any time and for any reason upon at least three (3) months’ prior written notice to CLS.

9.3.           Termination for Cause. This Agreement may be terminated at any time during the Term upon written notice by either Party if the other Party is in material breach of its obligations hereunder, and has not cured such material breach within sixty (60) days after written notice describing the nature of such material breach is provided to the breaching Party. Additionally, if XBIO ceases all development activities for a period of twelve (12) consecutive months, and does not cure such failure or cessation within sixty (60) days of receiving written notice thereof from CLS, then CLS will have the right to terminate this Agreement in its entirety by providing written notice of termination to XBIO.

9.4.           CLS Termination. To the extent permitted by applicable law, CLS may terminate this Agreement upon written notice of termination to XBIO upon or after the filing of bankruptcy of XBIO or the making by XBIO of any assignment for the benefit of creditors.

9.5.           Patent Challenge. CLS has the right to terminate this Agreement upon written notice to XBIO in the event that XBIO or any of its Affiliates or Sublicensees directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Licensed Patent or the scope or construction of any Valid Claim (each, a “Patent Challenge”); provided that this Section 9.5 will not apply to any such Patent Challenge that is first made by XBIO or any of its Affiliates or Sublicensees in defense of a claim of patent infringement brought by CLS or its Affiliates under the applicable Licensed Patent.

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9.6.           Effect of Termination.

(a)            Pre-Termination Obligations; Transfer of Information and Filings. Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination. XBIO shall remain obligated to provide an accounting for and to pay royalties earned. Subject to Section 9.1, in the event of termination, (i) the licenses granted hereunder shall terminate; (ii) XBIO shall have no further right under Licensed Patents or Licensed Know-how to develop, manufacture or market the Licensed Product or any product containing Licensed Product, or otherwise to use the Licensed Patents or Licensed Know How; (iii) all XBIO sublicenses shall be subject to CLS’s obligation in Section 2.2(a); and (iv) except as otherwise set forth in Section 2.4(a), all rights granted to XBIO hereunder shall revert to CLS for the benefit of CLS. Notwithstanding the foregoing, XBIO shall be entitled to sell any completed inventory of Licensed Product which remain on hand as of the date of the termination to the extent necessary to satisfy its contractual and legal obligations, so long as XBIO pays to CLS the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement; provided that no sales shall be permitted after the expiration of six (6) months after the date of termination. XBIO will execute all documents and take all such further actions, as may be reasonably requested by CLS in order to give effect to the preceding sentences as soon as practicable.

(b)           Post-Termination Royalty by CLS. If this Agreement is terminated by CLS for cause in accordance with Section 9.3, or by XBIO for convenience in accordance with Section 9.2, then XBIO shall, at CLS’s request, grant to CLS or CLS’s designee a perpetual, non-exclusive license to use solely in the Field: (a) all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Marketing Approvals and pricing and reimbursement approvals) owned or otherwise Controlled by XBIO and relating to the development, manufacture or commercialization of the Licensed Product in the Territory and all product trademarks then being used in connection with Licensed Product, other than XBIO corporate trademarks; and (b) all safety data and other adverse event data owned or otherwise Controlled by XBIO; with all rights granted subject to the terms of any subsequent sublicense XBIO entered into providing a Sublicensee rights to the property set forth in both (a) and (b) above. For purposes of clarity, if the Sublicensee has exclusive rights to the property set forth in (a) and (b) above, then CLS shall have not right to sublicense those rights to a third-party, nor shall CLS have a right to use such property set forth in (a) and (b) above for its own development or commercial purposes. In exchange for the license set forth in this section 9.6(b), CLS shall pay to XBIO on a quarterly basis an amount equal to [***] of all proceeds received by CLS or any of its Affiliates, successors, or assigns arising from or relating to any Licensed Product, Licensed Patent, or Licensed Know-how.

9.7.           Survival. Any expiration or termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including payment obligations arising prior to such expiration or termination. The provisions of Sections 2.4(a) and 5.6, and Articles V, VI, VII, VIII and IX will survive any expiration or termination of this Agreement and all other provisions contained in this Agreement that by their explicit terms survive expiration or termination of this Agreement, will survive. Except as set forth in this Article IX, upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement terminate.

ARTICLE X

DISPUTE RESOLUTION

10.1.         Continuance of Rights and Obligations During Pendency of Dispute Resolution. If there are any disputes in connection with this Agreement, including disputes related to termination of this Agreement under Article IX, all rights and obligations of the Parties shall continue until such time as any dispute has been resolved in accordance with the provisions of this Article X.

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10.2.         Referral of Unresolved Matters to Senior Executives. In the event that the Parties are unable to resolve a dispute within twenty-five (25) days from the date such dispute is first brought to the other Party’s attention, the matter shall be referred to a senior executive of each Party to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral.

10.3.         Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement during the preclinical and clinical trial development of a Licensed Product which the Parties have not resolved under Section 10.2, will be decided by arbitration in accordance with the Rules of the Conflict Prevention and Resolution Institute (“CPR”) in effect at the time the dispute arises, unless the Parties hereto mutually agree otherwise. To the extent such rules are inconsistent with this provision, this provision will control. The following rules will apply to any such arbitration:

(a)            Any demand for arbitration must be made in writing to the other Party.

(b)            There will be three arbitrators, one of whom shall be appointed by each party and a third of whom shall be the chairman of the panel and be appointed by mutual agreement of the two arbitrators appointed by the Parties, and with the mutual written consent of the Parties, with such consent not to be unreasonably withheld. If the two arbitrators cannot agree on the appointment of the third arbitrator within thirty (30) days, then the CPR shall select the arbitrator, who shall be approved following the mutual written consent of the Parties, with such consent not to be unreasonably withheld. Any arbitration involving patent rights, other intellectual property rights or intellectual property will be heard by arbitrators who are expert in such areas.

(c)            The arbitration will be held in the State of Delaware, or such other place as the Parties agree. The arbitrators will apply the substantive law of the Delaware.

(d)            Neither Party will have the right independently to seek recourse from a court of law or other authorities in lieu of arbitration, but each Party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. There shall be a stenographic record of the proceedings. The decision of the arbitrators will be final and binding upon both Parties. The arbitrators will render a written opinion setting forth findings of fact and conclusions of law.

(e)             The expenses of the arbitration will be borne by the Parties in proportion as to which each Party prevails or is defeated in arbitration. Each Party will bear the expenses of its counsel and other experts.

10.4.         Litigation. Any dispute, controversy or claim arising out of or relating to this Agreement following approval of a Licensed Product, which the Parties have not resolved under Section 10.2, will be decided by a court of the appropriate jurisdiction in the State of Delaware.

10.5.         Equitable Relief. Notwithstanding anything to the contrary, each of the Parties hereby acknowledges that a breach of their respective obligations under this Agreement may cause irreparable harm and that the remedy or remedies at law for any such breach may be inadequate. Each of the Parties hereby agrees that, in the event of any such breach, in addition to all other available remedies hereunder, the non-breaching Party shall have the right, through the arbitration process described in Section 10.3, to seek equitable relief to enforce the provisions of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1.         Governing Law and Jurisdiction. The validity, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

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11.2.         Force Majeure. Except for each Party’s confidentiality and indemnity obligations, the obligations of either Party under this Agreement shall be excused during each period of delay caused by matters such as acts of God, pandemics, epidemics, strikes, supplier delays, failure of utilities or common carriers, shortages of raw materials, government orders, sufferance of or voluntary compliance with acts of government or governmental regulation, or acts of war or terrorism, which are reasonably beyond the control of the Party obligated to perform. Force majeure shall not include a lack of funds, bankruptcy or other financial cause or disadvantage, and force majeure shall not excuse or delay any Party’s payment obligations under this Agreement. Nothing contained in this Agreement shall affect either Party’s ability or discretion regarding any strike or other employee dispute or disturbance and all such strikes, disputes or disturbances shall be deemed to be beyond the control of such Party. A condition of force majeure shall be deemed to continue only so long as the affected Party shall be taking all reasonable actions necessary to overcome such condition. If either Party shall be affected by a condition of force majeure, such Party shall give the other Party prompt notice thereof, which notice shall contain the affected Party’s estimate of the duration of such condition and a description of the steps being taken or proposed to be taken to overcome such condition of force majeure. Any delay occasioned by any such cause shall not constitute a default, breach or failure under this Agreement, and the obligations of the Parties shall be suspended during the period of delay so occasioned. During any period of force majeure, the Party that is not directly affected by such condition of force majeure may take any reasonable action necessary to mitigate the effects of such condition of force majeure.

11.3.         Further Assurances. Each Party hereto agrees to perform such acts, execute such further instruments, documents or certificates, and provide such cooperation in proceedings and actions as may be reasonably requested by the other Party in order to carry out the intent and purpose of this Agreement.

11.4.         Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed to have been properly given if delivered in person by an internationally recognized overnight courier, or by fax (and promptly confirmed by overnight courier), to the addresses given below or such other addresses as may be designated in writing by the Parties from time to time during the Term.

In the case of CLS:

CLS Therapeutic Limited

PO Box 175, Frances House,

Sir William Place, St Peter Port

Guernsey, Channel Islands

GY1 4HQ

Attention: Mrs. Anne Le Cheminant

Facsimile: +44 (0) 1481 722674

Email: AnneLeCheminant@equiomgroup.com

With a copy to:

CLS Therapeutics, Inc.

Attn: Chief Executive Officer

101 6th Avenue, Floor 3

New York, NY 10013, U.S.A.

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In the case of XBIO:

Xenetic Biosciences, Inc.

40 Speen Street, Suite 102

Framingham, Massachusetts 01701

Attn: Chief Executive Officer

Email: j.eisenberg@xeneticbio.com

With a copy to:

Holland & Knight LLP

701 Brickell Avenue, Suite 3300

Miami, FL 33131

Attention: Danielle Price, Esq.

Email: danielle.price@hklaw.com

11.5.         Assignment. This Agreement may not be assigned or otherwise transferred by either Party, without the written consent of the other Party such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that either Party may, without such consent, assign this Agreement, in whole or in part, (i) to any of its Affiliates, and (ii) to a Third Party successor or purchaser of all or substantially all of its business or assets to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other similar transaction, provided that, the Third Party successor or purchaser provides written notice to the other Party that such Third Party agrees to be bound by the terms of this Agreement. Any purported assignment in violation of this Section 11.5 will be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

11.6.         Affiliate Performance. Any obligation of XBIO or CLS under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, either by XBIO or CLS directly or by any Affiliate or Sublicensee of either party.

11.7.         Amendment. The Parties hereto may amend, modify or alter any of the provisions of this Agreement, but only by a written instrument duly executed by both Parties hereto.

11.8.         Entire Agreement. This Agreement, along with all schedules and exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement.

11.9.         No Benefit to Third Parties. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other person or entity.

11.10.       Waiver. The failure of a Party to enforce at any time for any period any of the provisions of this Agreement will not be construed as a waiver of such provisions or of the rights of such Party thereafter to enforce each such provision.

11.11.       No Implied Licenses. Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

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11.12.       Relationship of the Parties. The Parties agree that their relationship established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided in this Agreement, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

11.13.       Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction in a final unappealable order because it is invalid or conflicts with any law of any relevant jurisdiction, then such provision will be inoperative in such jurisdiction and the remainder of this Agreement shall remain binding upon the Parties hereto.

11.14.       Interpretation.

(a)            General. Unless the context of this Agreement otherwise requires, (a) words of one gender include the other gender; and (b) words using the singular or plural number also include the plural or singular number, respectively. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to Calendar Days.

(b)           Other Definitional and Agreement References. References to any agreement, contract, statute, act, or regulation are to that agreement, contract, statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(c)            Capitalization. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)           Date References. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(e)            Schedules and Exhibits. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(f)            Person References. References to any Person include the successors and permitted assigns of that Person.

(g)           References to Parts of this Agreement. References to Articles, Sections, Schedules, and Exhibits are to Articles, Sections, Schedules, and Exhibits of this Agreement unless otherwise specified.

(h)           Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” is used in the inclusive sense (and/or). “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i)             Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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(j)             Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

11.15.       Further Assurances. Each Party agrees to execute, acknowledge and deliver such further documents and instruments and do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

11.16.       Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or electronic signature, including DocuSign), each of which shall be deemed an original, but all of which together shall constitute one and the same document.

[Signature Page Follows]

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IN WITNESS WHEREOF, XBIO and CLS have caused this Agreement to be duly executed by their authorized representatives under seal, in duplicate on the Effective Date.

CLS Therapeutics Ltd.

By: /s/ Jodi Langlois

Name: Virtus Directors Limited

Title: Director

Xenetic Biosciences, Inc.

By: /s/ Jeffrey Eisenberg

Name: Jeffrey Eisenberg

Title: Chief Executive Officer

[Signature page to D15 Sublicense Agreement]

Exhibit A

Licensed Patents

[***]

Exhibit B

Licensed Know-how

[***]

Exhibit C

[***]